EXPENSE SHARING AGREEMENT

This Expense Sharing Agreement (this "Agreement") is entered into as of December 31st, 2013 by and between CMFG Life Insurance Company, an Iowa life insurance company ("CMFG Life"), and MEMBERS Life Insurance Company, an Iowa life insurance company ("MLIC").

WHEREAS, CMFG Life and MLIC share common personnel and certain common facilities and services with each other;

WHEREAS, CMFG Life and MLIC wish to have an expense sharing arrangement as described in this Agreement; and

WHEREAS, this Agreement is intended, after receipt of any required regulatory approvals, to supersede and replace any prior expense sharing and/or reimbursement agreement between the parties.

NOW, THEREFORE, for good and valuable considerations, the parties agree as follows:

1. CMFG Life shall provide MLIC with certain administrative, logistic, accounting, legal, marketing, information and other services, and will directly or by procurement from third parties, provide all goods and services MLIC requires to operate in the ordinary course of administering its business.

2. CMFG Life shall provide MLIC with office space and use of office equipment in such amounts as MLIC shall require in the ordinary course of administering its business.

3. MLIC shall reimburse CMFG Life monthly the actual expenses related to the foregoing. Expenses that require an allocation shall be allocated as agreed by both parties as described on Exhibit A to this Agreement (which is attached hereto and incorporated herein by reference), consistent with SSAP 70 guidance. Reimbursements shall be due within 30 days of presentment in good order. Presentment shall occur on or about the 4th business day of the month following the period in which expenses are incurred (For example, November expenses due would be presented on or about the 4th business day of December).

4. CMFG Life and MLIC shall review the expense allocation under this Agreement at least annually, with sufficient care so as to provide reasonable assurance to the parties and other interested persons that each party is bearing its fair share of all applicable costs and expenses related to this Agreement.

5. The parties understand and agree that all expenses reimbursed will be reflected on MLIC 's books and records as expenses of MLIC.
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6. MLIC will maintain copies of this Agreement and related supporting documents as required by applicable law and regulation, except to the extent such supporting documents are maintained by CMFG Life. To the extent CMFG Life maintains supporting documents related to this Agreement, it shall do so in the manner and for the period for which MLIC would be required to maintain them under applicable law and regulation. CMFG Life shall provide MLIC and its auditors and regulators access to and/or copies of such supporting documentation upon request.

7. This Agreement shall be effective on the date first above written, and shall remain in effect until terminated. This Agreement may be terminated by either party as of the first day of any calendar month with at least 30 days prior written notice to the other party. Notice of termination shall also be provided to the Iowa Commissioner of Insurance in accordance with the CUNA Mutual Group's normal practices.

IN WITNESS WHEREOF, the undersigned, as duly authorized officers, have caused this Agreement to be executed on behalf of their respective companies.

CMFG LIFE INSURANCE COMPANY

By: /s/James M. Power
    -----------------

Name: James M. Power
      --------------

Title: EVP, Chief Products Officer
       ---------------------------

MEMBERS LIFE INSURANCE COMPANY

By: /s/Robert N. Trunzo
    -------------------

Name: Robert N. Trunzo
      ----------------

Title: President
       ---------
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                   EXHIBIT A - EXPENSE SETTLEMENT METHODOLOGY

The purpose of this document is to describe the method used to determine the actual expenses to be reimbursed by MEMBERS Life Insurance Company (MLIC) to CMFG Life Insurance Company (CMFG Life) in accordance with the Expense Sharing Agreement effective December 31, 2013 (the "Agreement").

Examples of expenses that are within the scope of this Agreement: (1) Sales and Policy Administration Expenses and (2) Administrative, Corporate Infrastructure, and Other Allocated Supporting Expenses. Detailed descriptions of the methodology used for determination of the expense categorizations are outlined herein.

All reimbursable expenses relating to expense categories (1) and (2) generally follow a consistent product hierarchy. For purposes of expense sharing between CMFG Life and MLIC, the following product groups and individual products will be included:

Product/Rollup
--------------
   o Registered Indexed Annuity product written through MLIC
   o Life and AD&D products written through MLIC

Occasionally names of department categories will change in the reporting system
(BPC), but as long as the functions of the departments contained in each category remain consistent, this exhibit will not be updated until the normal annual review. The expense settlement process takes place on a monthly basis.

1) SALES AND POLICY ADMINISTRATION EXPENSES: These expenses are incurred in the provision of policyholder and benefit payment services, including policy issuance and processing, hedging activity, processing of payments to policyholders and related reserving efforts.

2) ADMINISTRATIVE, CORPORATE INFRASTRUCTURE, AND OTHER ALLOCATED SUPPORTING
EXPENSES: These expenses include administrative, executive and operations support. They also include expenses allocated to the products noted above, consistent with company corporate infrastructure allocation (CIA) policy. Legal, finance support, and external audit expenses are included in CIA expenses.

MLIC shall also reimburse CMFG Life for the amortization and maintenance expense related to certain capitalized assets of CMFG Life utilized by MLIC under the Agreement.